EXHIBIT 10.1

Cash America International, Inc. 2015 Short-Term Incentive Plan
On January 28, 2015, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Cash America International, Inc. (the “Company”) approved the terms and conditions of the 2015 Short-Term Incentive (“STI”) Plan for Senior Officers (the “2015 STI Plan”), which is a cash-based incentive plan in which the Company’s executive officers participate and will be administered by the Committee under the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan. The 2015 STI Plan provides that payments may be made under the plan in early 2016 based on the Company’s 2015 earnings before taxes (the “EBT”).
In order to qualify payments under the 2015 STI Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee will use a two-step approach under the 2015 STI Plan to determine the amount of the award payable to each executive officer:

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The first step is to fund the overall STI pool with the maximum STI award that could be payable to each individual. The pool is funded if the Company meets a threshold 2015 EBT pre-established by the Committee (the “Pool Funding Threshold”). If the Pool Funding Threshold is not met, then no STI awards will be available.

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The maximum STI award that will be used to fund the STI pool and could be payable to each executive officer ranges from 140% to 200% of base salary depending upon the executive officer’s position with the Company. The maximum STI award that may be paid to an executive officer will be capped at $2.5 million. (As previously announced, Mr. Feehan, the Company’s Chief Executive Officer (the “CEO”) and President, will cease serving as President on May 1, 2015 and will retire from the role of CEO on October 31, 2015. The 2015 STI Plan provides that Mr. Feehan will be eligible to receive an STI award for 2015 at the CEO level as long as he is employed by the Company or is serving on the Company’s Board of Directors on December 31, 2015. In addition, any new CEO who is appointed during 2015 will also be eligible to receive a 2015 STI award at the CEO level under the 2015 STI Plan.)

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The second step is accomplished when the Committee exercises “negative discretion” by making adjustments to reduce (but not increase) the maximum STI award amount funded by the pool in step one, with the actual payment to be made to each individual determined as follows:

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    Each individual has a target STI award that is based on a percentage of his base salary (which may be prorated for changes in position during the year). For the Company’s CEO the target is 100% of base salary, for the Company’s President the target is 75% of base salary, and for each of the Company’s other executive officers the target is 70% of base salary (each referred to as the “Target Award”). (As previously announced, Mr. T. Brent Stuart will assume the role of President on May 1, 2015.)

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The Company must exceed a certain earnings threshold of 2015 EBT set forth in the 2015 STI Plan (“EBT Threshold”) to be eligible for payment under the 2015 STI Plan, unless the Committee determines otherwise. Once the Company has achieved the EBT Threshold, 40% of the Target Award is eligible for payment, and this percentage will increase ratably until the Company achieves a certain EBT target set forth in the 2015 STI Plan (the “EBT Target”).

◦	If the Company achieves the EBT Target, then the executive officer will be eligible to receive a cash payment equal to his Target Award.

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If the Company exceeds the EBT Target, the executive officer will be eligible to receive a cash payment in excess of his Target Award up to a maximum amount that is the lesser of two times the target STI award or $2.5 million.

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The EBT Target is higher than the EBT Threshold, and the EBT Threshold is higher than the Pool Funding Threshold. In all cases, the incentive expense is deducted before assessing actual EBT in relation to the EBT Target or EBT Threshold.

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The Committee may also take into account individual performance and achievement of other financial and non-financial goals to determine whether and to what extent to apply negative discretion from the maximum amount that may be payable (as determined in step one).

No executive officer is guaranteed a payment under the 2015 STI Plan, and the Committee has discretion to reduce or eliminate the payment of awards at the end of the year even if the Pool Funding Threshold and the EBT Threshold are met. The 2015 STI Plan also contains a “clawback” provision that allows the Company to recoup all or some of the amount paid to an executive officer under certain circumstances in the event that there is a material restatement of the Company’s financial results.